Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

KERNEL GROUP HOLDINGS, INC.,

as Kernel,

AIRO GROUP, INC.,

as ParentCo,

kernel MERGER SUB, Inc.,
as Kernel Merger Sub,

AIRO MERGER SUB, Inc.,
as AIRO Merger Sub,

VKSS CAPITAL, LLC,
as the Sponsor and ParentCo Representative,

Dr. Chirinjeev Kathuria,
in the capacity as the Seller Representative,

and

AIRO GROUP HOLDINGS, INC.,
as the Company,

Dated as of March 3, 2023

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4.16. Investment Company Act	23
4.17. Finders and Brokers	23
4.18. Ownership of Merger Consideration	23
4.19. Certain Business Practices	24
4.20. Insurance	24
4.21. Independent Investigation	24

v. representations and warranties of THE COMPANY	25
5.1. Organization and Standing	25
5.2. Authorization; Binding Agreement	26
5.3. Capitalization	26
5.4. Subsidiaries	27
5.5. Governmental Approvals	28
5.6. Non-Contravention	28
5.7. Financial Statements	29
5.8. Absence of Certain Changes	30
5.9. Compliance with Laws including Privacy Laws	30
5.10. Company Permits	31
5.11. Litigation	31
5.12. Material Contracts	32
5.13. Intellectual Property	34
5.14. Taxes and Returns	37
5.15. Real Property	39
5.16. Personal Property	39
5.17. Title to and Sufficiency of Assets	39
5.18. Employee Matters	40
5.19. Benefit Plans	41
5.20. Environmental Matters	43
5.21. Transactions with Related Persons	45
5.22. Insurance	45
5.23. Books and Records	46
5.24. Top Customers and Suppliers	46
5.25. Certain Business Practices	46
5.26. Investment Company Act	47
5.27. Finders and Brokers	47
5.28. Independent Investigation	47
5.29. Information Supplied	48
5.30. Disclosure	48

VI. COVENANTS	48
6.1. Access and Information	48
6.2. Conduct of Business of the Company	49
6.3. Conduct of Business of Kernel	53
6.4. Annual and Interim Financial Statements	55
6.5. Kernel Public Filings	55
6.6. No Solicitation	56
6.7. No Trading	57
6.8. Notification of Certain Matters	57
6.9. Efforts	57
6.10. Tax Matters	59
6.11. Further Assurances	59

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6.12. The Registration Statement	59
6.13. Company Stockholder Meeting	60
6.14. Public Announcements	61
6.15. Confidential Information	62
6.16. Documents and Information	63
6.17. Post-Closing Board of Directors and Executive Officers	63
6.18. Indemnification of Directors and Officers; Tail Insurance	64
6.19. Trust Account Proceeds	65
6.20. Additional Financing	65
6.21. Post-Closing Assumption or Creation of Benefit Plans	65
6.22. Extension	65
6.23. Non-Competition Agreements	65
6.24. Termination and Replacement of the Company Warrants	66
6.25. Assumption and Conversion of Company Options	66
6.26. Updating Disclosure Schedules	66
6.27. Audited Consolidated Financials	66

VII. Closing conditions	66
7.1. Conditions of Each Party’s Obligations	66
7.2. Conditions to Obligations of the Company	68
7.3. Conditions to Obligations of Kernel	69
7.4. Frustration of Conditions	71

VIII. TERMINATION AND EXPENSES	71
8.1. Termination	71
8.2. Effect of Termination	73
8.3. Fees and Expenses	73

Ix. WAIVERS and releases	74
9.1. Waiver of Claims Against Trust	74

x. MISCELLANEOUS	75
10.1. Notices	75
10.2. Binding Effect; Assignment	76
10.3. Third Parties	76
10.4. Arbitration	77
10.5. Governing Law; Jurisdiction	77
10.6. WAIVER OF JURY TRIAL	78
10.7. Specific Performance	78
10.8. Severability	78
10.9. Amendment	78
10.10. Waiver	79
10.11. Entire Agreement	79
10.12. Interpretation	79
10.13. Counterparts	80
10.14. ParentCo Representative	80
10.15. Seller Representative	82
10.16. Legal Representation	84
10.17. Non-Survival of Representations, Warranties	84

XI DEFINITIONS	86
11.1. Certain Definitions	86
11.2. Section References	97

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of March 3, 2023 by and among (i) Kernel Group Holdings, Inc., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to Closing) (together with its successors, “Kernel”), (ii) AIRO Group, Inc., a Delaware corporation (“ParentCo”), (iii) Kernel Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ParentCo (“Kernel Merger Sub”), (iv) AIRO Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ParentCo (“AIRO Merger Sub”), (v) VKSS Capital, LLC, a Delaware limited liability company, in the capacity as the representative from and after the First Effective Time (as defined below) for the stockholders of Kernel and ParentCo (other than the Company Security Holders (as defined below) as of immediately prior to the Second Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “ParentCo Representative”) and also in the capacity as Kernel’s Sponsor (“Sponsor”), (vi) Dr. Chirinjeev Kathuria, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (vii) AIRO Group Holdings, Inc., a Delaware corporation (the “Company”). ParentCo, Kernel, Kernel Merger Sub, AIRO Merger Sub, ParentCo Representative, the Sponsor, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company, directly and indirectly through its subsidiaries, is a multi-faceted air mobility, autonomy and aerospace platform with differentiated technologies and capabilities dynamically addressing high growth market trends across the entire drone ecosystem with a compelling range of drone technologies and services, avionics and defense training;

B. Each of ParentCo, Kernel Merger Sub and AIRO Merger Sub is a corporation newly formed for the purposes of the transaction proposed herein;

C. ParentCo is a wholly-owned direct subsidiary of Kernel and each of Kernel Merger Sub and AIRO Merger Sub is a wholly-owned direct subsidiary of ParentCo;

D. Prior to the Closing Date and subject to the satisfaction or waiver of the conditions of this Agreement, Kernel shall migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL, and Part XII of the Cayman Islands Companies Act (2021 Revision) (the “Companies Act”);

E. Following the Domestication, Kernel shall adopt a certificate of incorporation, in a form mutually agreeable to ParentCo and the Company (the “Kernel Certificate of Incorporation”), and bylaws, in a form mutually agreeable to Kernel and the Company (the “Kernel Bylaws”);

F. (i) In connection with the Domestication, each issued and outstanding share of Old Kernel Preferred Stock, each issued and outstanding share of Old Kernel Class A Stock, each issued and outstanding share of Old Kernel Class B Stock, each issued and outstanding Old Kernel Private Warrant, each issued and outstanding Old Kernel Public Warrant and each issued and outstanding Old Kernel Unit shall convert automatically, on a one-for-one basis, into one share of Kernel Preferred Stock, one share of Kernel Class A Common Stock, one share of Kernel Class B Common Stock, one Kernel Private Warrant, one Kernel Public Warrant and one Kernel Public Unit, respectively, and (ii) immediately following the Domestication, (a) each share of Kernel Parent Class B Common Stock shall convert automatically, on a one-for-one basis, into one share of Kernel Class A Common Stock, (b) the Kernel Class A Common Stock will be reclassified as Kernel Common Stock and (c) each Kernel Public Unit will be separated into Kernel Common Stock and Kernel Public Warrants (collectively, the “Conversion”);

G. On the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Kernel Merger Sub will merge with and into Kernel (the “First Merger”), with Kernel surviving the First Merger as a wholly owned subsidiary of ParentCo;

H. On the Closing Date, immediately following the First Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, AIRO Merger Sub will merge with and into the Company (the “Second Merger”), with the Company surviving the Second Merger as a wholly-owned subsidiary of ParentCo;

I. The boards of directors of ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub have each (i) determined that the First Merger and Second Merger are fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Domestication, Conversion, First Merger and Second Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Domestication, Conversion, First Merger and Second Merger;

J. The board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the Subsidiaries, and declared it advisable, to enter into this Agreement, and (ii) approved this Agreement and the transactions (including the Second Merger), on the terms and subject to the conditions of this Agreement;

K. As a condition to Closing, the Significant Company Holders and Sponsor shall each enter into a Lock-Up Agreement with ParentCo and ParentCo Representative, the terms of which are pari passu with Sponsor’s Lock-Up Agreement with Kernel (each a “Lock-Up Agreement”), and shall become effective as of the Closing;

L. The Parties intend the First Merger and the Second Merger be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351 of the Code (as defined below); and

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M. Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
FIRST MERGER

1.1 First Merger. At the First Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Kernel Merger Sub and Kernel shall consummate the First Merger, pursuant to which Kernel Merger Sub shall be merged with and into Kernel, following which the separate corporate existence of Kernel Merger Sub shall cease and Kernel shall continue as the surviving corporation. Kernel, as the surviving corporation after the First Merger, is hereinafter sometimes referred to as the “Kernel Surviving Corporation” (provided, that references to Kernel for periods after the Effective Time shall include the Kernel Surviving Corporation).

1.2 First Effective Time. The Parties shall cause the First Merger to be consummated by filing the Certificate of Merger for the merger of Kernel Merger Sub with and into Kernel (the “Kernel Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Kernel Certificate of Merger, being the “First Effective Time”).

1.3 Effect of the First Merger. At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the Kernel Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Kernel Merger Sub and Kernel shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Kernel Surviving Corporation, which shall include the assumption by the Kernel Surviving Corporation of any and all agreements, covenants, duties and obligations of Kernel Merger Sub and Kernel set forth in this Agreement to be performed after the First Effective Time.

1.4 Certificate of Incorporation and Bylaws. At the First Effective Time, the Certificate of Incorporation and Bylaws of Kernel, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Kernel Merger Sub, as in effect immediately prior to the First Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Kernel Surviving Corporation.

1.5 Directors and Officers of the Surviving Corporation. At the First Effective Time, the board of directors and executive officers of the Kernel Surviving Corporation shall be the board of directors and executive officers of Kernel, after giving effect to Section 6.17, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Kernel Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

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1.6 Amended Kernel Charter. Effective upon the First Effective Time, Kernel shall amend and restate its Certificate of Incorporation in a form mutually agreeable to the Company and Kernel (the “Kernel Amended Charter”) which shall, among other matters, (i) provide for size and structure of the Post-Closing Kernel Board in accordance with Section 6.17, and (ii) remove and change certain provisions in the Certificate of Incorporation related to Kernel’s status as a blank check company.

1.7 First Merger Consideration.

(a) Each share of Kernel Common Stock issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of ParentCo Common Stock (“Kernel Merger Consideration”).

(b) Each share of ParentCo Common Stock held by Kernel issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist as of the First Effective Time.

(c) Each share of Kernel Merger Sub Common Stock issued and outstanding as of immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Kernel Surviving Company.

1.8 Effect of First Merger on Kernel Securities. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of any shares of Kernel Common Stock or the holders of any shares of capital stock of ParentCo or Merger Sub:

(a) Kernel Common Stock. Subject to clause (b) below, all shares of Kernel Common Stock issued and outstanding immediately prior to the First Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Kernel Merger Consideration, with each Kernel Stockholder being entitled to receive its Pro Rata Share of the Kernel Merger Consideration, without interest, upon delivery of the Kernel Transmittal Documents in accordance with Section 1.9. As of the First Effective Time, each Kernel Stockholder shall cease to have any other rights in and to Kernel or the Kernel Surviving Corporation (other than the rights set forth in Section 1.12 below).

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the First Effective Time, if there are any shares of Kernel Common Stock that are owned by Kernel as treasury shares or any shares of Kernel Common Stock owned by any direct or indirect Subsidiary of Kernel immediately prior to the First Effective Time, such shares of Kernel Common Stock shall be cancelled and shall cease to exist without any conversion thereof or payment therefor.

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(c) Dissenting Shares. Each of the Kernel Dissenting Shares issued and outstanding immediately prior to the First Effective Time shall be cancelled and cease to exist in accordance with Section 1.12 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.12.

1.9 Surrender of Kernel Common Stock and Disbursement of Kernel Merger Consideration.

(a) Prior to the First Effective Time, ParentCo shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to Kernel and the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Kernel Common Stock (“Kernel Certificates”). At or prior to the First Effective Time, ParentCo shall deposit, or cause to be deposited, with the Exchange Agent the Kernel Merger Consideration. At or prior to the First Effective Time, ParentCo shall send, or shall cause the Exchange Agent to send, to each Kernel Stockholder, a letter of transmittal for use in such exchange, in the form mutually agreed to by ParentCo and Kernel (a “Letter of Transmittal”) (which shall specify that the delivery of Kernel Certificates in respect of the Kernel Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Kernel Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.

(b) Each Kernel Stockholder shall be entitled to receive its Pro Rata Share of the Kernel Merger Consideration in respect of the Kernel Common Stock represented by the Kernel Certificate(s) (excluding any Kernel Common Stock described in Sections 1.8(b) or 1.8(c)), as soon as reasonably practicable after the First Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Kernel Transmittal Documents”): (i) the Certificate(s) for its Kernel Common Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or ParentCo. Until so surrendered, each Kernel Certificate shall represent after the First Effective Time for all purposes only the right to receive such portion of the Kernel Merger Consideration attributable to such Kernel Certificate.

(c) If any portion of the Kernel Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Kernel Certificate is registered immediately prior to the First Effective Time, it shall be a condition to such delivery that (i) the transfer of such Kernel Common Stock shall have been permitted in accordance with the terms of Kernel’s Organizational Documents and any stockholders agreement with respect to Kernel, each as in effect immediately prior to the First Effective Time, (ii) such Kernel Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient such portion of the Kernel Merger Consideration, or the Person in whose name such portion of the Kernel Merger Consideration is delivered or issued, shall have already executed and delivered, if Sponsor, counterparts to a Lock-Up Agreement, and such other Kernel Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or ParentCo and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Kernel Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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(d) Notwithstanding anything to the contrary contained herein, in the event that any Kernel Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Kernel Certificate to the Exchange Agent, the Kernel Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to ParentCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of ParentCo may include a requirement that the owner of such lost, stolen or destroyed Kernel Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against ParentCo or the Kernel Surviving Corporation with respect to the shares of Kernel Common Stock represented by the Kernel Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.9(d) shall be treated as a Kernel Certificate for all purposes of this Agreement.

(e) After the First Effective Time, there shall be no further registration of transfers of Kernel Common Stock. If, after the First Effective Time, Kernel Certificates are presented to the Kernel Surviving Corporation, ParentCo or the Exchange Agent, they shall be cancelled and exchanged for the applicable portion of the Kernel Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.9. No dividends or other distributions declared or made after the date of this Agreement with respect to ParentCo Common Stock with a record date after the First Effective Time will be paid to the holders of any Kernel Certificates that have not yet been surrendered with respect to ParentCo Common Stock to be issued upon surrender thereof until the holders of record of such Kernel Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Kernel Transmittal Documents. Subject to applicable Law, following surrender of any such Kernel Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Kernel Transmittal Documents, ParentCo shall promptly deliver to the record holders thereof, without interest, the certificates representing ParentCo Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such ParentCo Common Stock.

(f) All securities issued upon the surrender of Kernel Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Kernel Common Stock. Any portion of the Kernel Merger Consideration made available to the Exchange Agent pursuant to Section 1.9(a) that remains unclaimed by Kernel Stockholders two (2) years after the First Effective Time shall be returned to ParentCo, upon demand, and any such Kernel Stockholder who has not exchanged its Kernel Stock for the applicable portion of the Kernel Merger Consideration in accordance with this Section 1.9 prior to that time shall thereafter look only to ParentCo for payment of the portion of the Kernel Merger Consideration in respect of such shares of Kernel Common Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Kernel Surviving Corporation, ParentCo or any Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of ParentCo Common Stock will be issued by virtue of the First Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of ParentCo Common Stock (after aggregating all fractional shares of ParentCo Common Stock that otherwise would be received by such holder) shall instead have the number of shares of ParentCo Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of ParentCo Common Stock.

1.10 Effect of Transaction on Kernel Merger Sub Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of any Kernel Common Stock or the holders of any shares of capital stock of ParentCo or Kernel Merger Sub, each share of Kernel Merger Sub Common Stock outstanding immediately prior to the First Effective Time shall be converted into an equal number of shares of common stock of the Kernel Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Kernel Surviving Corporation.

1.11 Taking of Necessary Action; Further Action. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Kernel Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Kernel and Kernel Merger Sub, the officers and directors of Kernel and Kernel Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.12 Appraisal and Dissenter’s Rights. No Kernel Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Kernel Dissenting Stockholder”) with respect to its Kernel Common Stock (such shares, “Kernel Dissenting Shares”) shall be entitled to receive any portion of the Kernel Merger Consideration with respect to the Kernel Dissenting Shares owned by such Kernel Dissenting Stockholder unless and until such Kernel Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Kernel Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Kernel Dissenting Shares owned by such Kernel Dissenting Stockholder. Kernel shall give ParentCo and ParentCo Representative (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by Kernel relating to any Kernel Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. Kernel shall not, except with the prior written consent of ParentCo and ParentCo Representative, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Kernel Merger Consideration shall be reduced by the Pro Rata Share of any Kernel Dissenting Stockholders attributable to any Kernel Dissenting Shares and the Kernel Dissenting Stockholders shall have no rights to any portion of the Kernel Merger Consideration with respect to any Kernel Dissenting Shares.

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Article II

second merger

2.1 Second Merger. At the Second Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, AIRO Merger Sub and the Company shall consummate the Second Merger, pursuant to which AIRO Merger Sub shall be merged with and into the Company, following which the separate corporate existence of AIRO Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Second Merger, is hereinafter sometimes referred to as the “AIRO Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the AIRO Surviving Corporation).

2.2 Second Effective Time. The Parties shall cause the Second Merger to be consummated by filing the Certificate of Merger for the merger of AIRO Merger Sub with and into the Company (the “AIRO Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the AIRO Certificate of Merger, being the “Second Effective Time”).

2.3 Effect of the Second Merger. At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the AIRO Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of AIRO Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the AIRO Surviving Corporation, which shall include the assumption by the AIRO Surviving Corporation of any and all agreements, covenants, duties and obligations of AIRO Merger Sub and the Company set forth in this Agreement to be performed after the Second Effective Time.

2.4 Certificate of Incorporation and Bylaws. At the Second Effective Time, the Certificate of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of AIRO Merger Sub, as in effect immediately prior to the Second Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the AIRO Surviving Corporation.

2.5 Directors and Officers of the Surviving Corporation. At the Second Effective Time, the board of directors and executive officers of the AIRO Surviving Corporation shall be the board of directors and executive officers of AIRO, after giving effect to Section 6.17, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the AIRO Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

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2.6 Amended Company Charter. Effective upon the Second Effective Time, the Company shall amend and restate its Certificate of Incorporation in a form mutually agreeable to the Company and Kernel (the “AIRO Amended Charter”) which shall, among other matters, provide for size and structure of the Company Board post-Closing in accordance with Section 6.17.

2.7 Second Merger Consideration.

(a) As consideration for the Second Merger, the Company Security Holders collectively shall be entitled to receive from ParentCo, in the aggregate, a number of shares of ParentCo Common Stock with an aggregate value equal to (a) $770,000,000 minus (b) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital by more than $500,000, plus (c) the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital Amount by more than $500,000 (but not less than zero), minus (d) the amount, if any, by which the Closing Net Debt exceeds the Target Net Debt, by more than $500,000 (but not less than zero), plus (e) the amount, if any, by which the Target Net Debt exceeds Closing Net Debt, minus (f) the amount, if any, by which the Company Transaction Expenses exceed the Target Company Transaction Expenses (but not less than zero)(such resulting amount, the “AIRO Merger Consideration”), with each share of ParentCo Common Stock valued at the Per Share Price. The AIRO Merger Consideration shall be allocated among the Company Stockholders in accordance with their respective Pro Rata Shares.

(b) Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Company Stockholders and the Sponsor shall have the contingent right to receive Earnout Shares as additional consideration if the requirements for receipt of such Earnout Share Payments as set forth in Section 2.14 are satisfied.

(c) Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, ParentCo shall assume the Benefit Plans of the Company or create new Benefit Plans, including, but not limited to, equity incentive plans.

(d) Additionally, at Closing, subject to the terms and conditions set forth in this Agreement, ParentCo shall assume the Company Options, and convert them to options for ParentCo Common Stock with substantially similar economic terms.

(e) Additionally, (i) for each Extension obtained by Sponsor, Sponsor will be entitled to receive from ParentCo at Closing 1.00 additional share of ParentCo Common Stock for each dollar Sponsor deposited into the Trust Account necessary to obtain each Extension; and (ii) Sponsor will be entitled to receive from ParentCo at Closing 1.00 additional share of ParentCo Common Stock for each dollar Sponsor deposited into the Trust Account to be used by ParentCo as working capital. Any such deposits, whether for an Extension or for working capital purposes, would be made by Sponsor in the form of a loan to ParentCo, and any such loans will be non-interest bearing and payable by ParentCo upon the Closing in accordance with ParentCo’s Organizational Documents and the IPO Prospectus.

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(f) Finally, Sponsor will be entitled to receive from the ParentCo upon the Closing $1,500,000 in cash as consideration for advisory services provided to ParentCo by the Sponsor.

2.8 Effect of Second Merger on Company Securities. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of ParentCo or AIRO Merger Sub:

(a) Company Stock. Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Second Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the AIRO Merger Consideration (as it may be adjusted after the Closing pursuant to Section 2.11), with each Company Stockholder being entitled to receive its Pro Rata Share of the AIRO Merger Consideration, without interest, upon delivery of the AIRO Transmittal Documents in accordance with Section 2.9. As of the Second Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the AIRO Surviving Corporation (other than the rights set forth in Section 2.13 below).

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Second Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Second Effective Time, such Company Securities shall be cancelled and shall cease to exist without any conversion thereof or payment therefor.

(c) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Second Effective Time shall be cancelled and cease to exist in accordance with Section 2.13 and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.13.

(d) Company Convertible Securities. Any Company Convertible Security, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Stock.

2.9 Surrender of Company Securities and Disbursement of AIRO Merger Consideration.

(a) Prior to the Second Effective Time, ParentCo shall engage the Exchange Agent for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”). At or prior to the Second Effective Time, ParentCo shall deposit, or cause to be deposited, with the Exchange Agent the AIRO Merger Consideration. At or prior to the Second Effective Time, ParentCo shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a Letter of Transmittal (which shall specify that the delivery of Company Certificates in respect of the AIRO Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.

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(b) Each Company Stockholder shall be entitled to receive its Pro Rata Share of the AIRO Merger Consideration in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Securities described in Sections 2.8(b) or 2.8(c)), as soon as reasonably practicable after the Second Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “AIRO Transmittal Documents”): (i) the Company Certificate(s) for its Company Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or ParentCo. Until so surrendered, each Company Certificate shall represent after the Second Effective Time for all purposes only the right to receive such portion of the AIRO Merger Consideration (as it may be adjusted after the Closing pursuant to Section 2.11) attributable to such Company Certificate.

(c) If any portion of the AIRO Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Second Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Second Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient such portion of the AIRO Merger Consideration, or the Person in whose name such portion of the AIRO Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement, and such other AIRO Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or ParentCo and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent a Lost Certificate Affidavit, which at the reasonable discretion of ParentCo may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against ParentCo or the AIRO Surviving Corporation with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.9(d) shall be treated as a Company Certificate for all purposes of this Agreement.

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(e) After the Second Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Second Effective Time, Company Certificates are presented to the AIRO Surviving Corporation, ParentCo or the Exchange Agent, they shall be cancelled and exchanged for the applicable portion of the AIRO Merger Consideration provided for, and in accordance with the procedures set forth in this Section 2.9. No dividends or other distributions declared or made after the date of this Agreement with respect to ParentCo Common Stock with a record date after the Second Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to ParentCo Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other AIRO Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, ParentCo shall promptly deliver to the record holders thereof, without interest, the certificates representing ParentCo Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Second Effective Time theretofore paid with respect to such ParentCo Common Stock.

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the AIRO Merger Consideration made available to the Exchange Agent pursuant to Section 2.9(a) that remains unclaimed by Company Stockholders two (2) years after the Second Effective Time shall be returned to ParentCo, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the AIRO Merger Consideration in accordance with this Section 2.9 prior to that time shall thereafter look only to ParentCo for payment of the portion of the AIRO Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the AIRO Surviving Corporation, ParentCo or any Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of ParentCo Common Stock will be issued by virtue of the Second Merger or the transactions contemplated hereby (including the Earnout Payments), and each Person who would otherwise be entitled to a fraction of a share of ParentCo Common Stock (after aggregating all fractional shares of ParentCo Common Stock that otherwise would be received by such holder) shall instead have the number of shares of ParentCo Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of ParentCo Common Stock.

2.10 Effect of Transaction on AIRO Merger Sub Stock. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of ParentCo or AIRO Merger Sub, each share of AIRO Merger Sub Common Stock outstanding immediately prior to the Second Effective Time shall be converted into an equal number of shares of common stock of the AIRO Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the AIRO Surviving Corporation.

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2.11 Closing Calculations. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Kernel a statement (the “Closing Statement”) certified by the Company’s chief financial officer (the “CFO”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time; and (ii) a calculation of the Company’s Closing Net Debt, Imminent Closing Net Debt, Net Working Capital and Company Transaction Expenses, in each case, as of the Reference Time, and the resulting AIRO Merger Consideration and AIRO Merger Consideration Shares based on these calculations, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Closing Statement to Kernel, if requested by Kernel, the Company will meet with Kernel to review and discuss the Closing Statement and the Company will consider in good faith Kernel’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and Kernel both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

2.12 Taking of Necessary Action; Further Action. If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the AIRO Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and AIRO Merger Sub, the officers and directors of the Company and AIRO Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.13 Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (an “AIRO Dissenting Stockholder”) with respect to its Company Stock (such shares, “AIRO Dissenting Shares”) shall be entitled to receive any portion of the AIRO Merger Consideration with respect to the AIRO Dissenting Shares owned by such AIRO Dissenting Stockholder unless and until such AIRO Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each AIRO Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the AIRO Dissenting Shares owned by such AIRO Dissenting Stockholder. The Company shall give ParentCo and ParentCo Representative (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any AIRO Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of ParentCo and ParentCo Representative, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the AIRO Merger Consideration shall be reduced by the Pro Rata Share of any AIRO Dissenting Stockholders attributable to any AIRO Dissenting Shares and the AIRO Dissenting Stockholders shall have no rights to any portion of the AIRO Merger Consideration with respect to any AIRO Dissenting Shares.

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2.14 Earnouts.

(a) After the Closing, subject to the terms and conditions set forth herein, (I) the Company Stockholders shall have the contingent right to receive shares of ParentCo Common Stock with an aggregate value of up to $330,000,000 (II) the Sponsor shall have the contingent right to receive shares of ParentCo Common Stock with an aggregate value of up to $33,000,000 (in the case of each of (I) and (II), subject to adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), as additional consideration from ParentCo based on ParentCo’s revenue and EBITDA performance, as follows:

(i) In the event ParentCo’s revenue for any full 12-month period (each an “Earnout Period”) commencing on or after the Closing Date (the “Earnout Start Date”) and ending on or before the last day of the thirteenth full calendar quarter following the Closing Date (the “Earnout End Date”, and the period between the Earnout Start Date and the Earnout End Date, the “Earnout Eligibility Period”) is greater than or equal to $42,600,000 for the first time during the Earnout Eligibility Period, then, subject to the terms and conditions of this Agreement, ParentCo shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of Earnout Shares with a value equal to $66,000,000 and the Sponsor shall be issued Earnout Shares with a value equal to $6,600,000.

(ii) In the event ParentCo’s revenue for any Earnout Period is greater than or equal to $141,400,000 for the first time during the Earnout Eligibility Period, then, subject to the terms and conditions of this Agreement, ParentCo shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of Earnout Shares with a value equal to $66,000,000 and the Sponsor shall be issued Earnout Shares with a value equal to $6,600,000.

(iii) In the event ParentCo’s revenue for any Earnout Period is greater than or equal to $358,900,000 for the first time during the Earnout Eligibility Period, then, subject to the terms and conditions of this Agreement, ParentCo shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of Earnout Shares with a value equal to $66,000,000 and the Sponsor shall be issued Earnout Shares with a value equal to $6,600,000.

(iv) In the event ParentCo’s EBITDA for any Earnout Period is greater than or equal to $(19,300,000) for the first time during the Earnout Eligibility Period, then, subject to the terms and conditions of this Agreement, ParentCo shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of Earnout Shares with a value equal to $44,000,000 and the Sponsor shall be issued Earnout Shares with a value equal to $4,400,000.

(v) In the event ParentCo’s EBITDA for any Earnout Period is greater than or equal to $4,000,000 for the first time during the Earnout Eligibility Period, then, subject to the terms and conditions of this Agreement, ParentCo shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of Earnout Shares with a value equal to $44,000,000 and the Sponsor shall be issued Earnout Shares with a value equal to $4,400,000.

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(vi) In the event ParentCo’s EBITDA for any Earnout Period is greater than or equal to $98,600,000 for the first time during the Earnout Eligibility Period, then, subject to the terms and conditions of this Agreement, ParentCo shall issue to each of the Company Stockholders such Company Stockholder’s Pro Rata Share of Earnout Shares with a value equal to $44,000,000 and the Sponsor shall be issued Earnout Shares with a value equal to $4,400,000.

(b) The CFO will monitor ParentCo’s revenue and EBITDA regularly, and as soon as practicable (and in any event within ten (10) Business Days) after the end of each month following the Effective Date through the earlier of (x) ten (10) Business Days following the end of the Earnout Eligibility Period and (y) the date, if any, as of which all of the Earnout Shares have been finally determined pursuant to this Section 2.14 to have been earned, the CFO will prepare and deliver to each Representative Party a written statement (each, an “Earnout Statement”) that sets forth (i) the Company’s revenue for the most recently completed Earnout Period, (ii) the Company’s EBITDA for the previous Earnout Period and (ii) whether any Earnout Shares have been earned as a result of the Company’s performance during the most recently completed Earnout Period. Each Representative Party will have ten (10) Business Days after its receipt of an Earnout Statement to review it. Each Representative Party, and its Representatives on its behalf, may make inquiries to the CFO and related ParentCo and Company personnel and advisors regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and ParentCo and the Company shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to an Earnout Statement, such Representative Party shall deliver to ParentCo (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within twenty (20) Business Days following the date of delivery of each Earnout Statement, then such Representative Party will have waived its right to contest such Earnout Statement and the calculation of the revenue and EBITDA calculations during the applicable portion of the Earnout Period (and whether the Earnout Shares have been earned) as set forth therein. If such written statement is delivered by a Representative Party within such twenty (20) Business Day period, then the Seller Representative and ParentCo Representative shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Day thereafter. If the Representative Parties do not reach a final resolution within such ten (10) Business Day period, then upon the written request of either Representative Party, the Representative Parties will refer the dispute to arbitration in accordance with the provision of Section 10.4.

(c) If there is a final determination in accordance with Section 2.14(b) that the Company Stockholders have earned Earnout Shares, the applicable Earnout Shares, will become due upon such final determination and ParentCo will deliver such shares within ten (10) Business Days thereafter.

(d) Following the Closing, ParentCo and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon their respective business requirements. Each of ParentCo and its Subsidiaries, including the Target Companies, will be permitted, following the Closing, to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on, the share price of ParentCo Common Stock and the ability of the Company Stockholders to earn the Earnout Shares, and no Person will have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions.

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Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such place (including remotely), date and time to be agreed upon by ParentCo and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (the date and time at which the Closing is actually held being the “Closing Date”).

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENTCO, KERNEL, Kernel merger sub and airo merger sub

Except as set forth in (a) Kernel’s SEC Reports filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature, (b) as otherwise explicitly contemplated by this Agreement and (c) the disclosure schedules delivered by Kernel to the Company on the date hereof (the “Kernel Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Each of ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws its jurisdiction of incorporation. ParentCo, Kernel Merger Sub and AIRO Merger Sub were organized with the express purposes of completing the transactions contemplated herein and have not conducted any other business since their organization. Kernel has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Kernel is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on Kernel. Kernel has heretofore made available to the Company accurate and complete copies of ParentCo’s, Kernel’s, Kernel Merger Sub’s and AIRO Merger Sub’s Organizational Documents, as currently in effect. Neither ParentCo, Kernel, Kernel Merger Sub nor AIRO Merger Sub are in violation of any provision of their applicable Organizational Documents in any material respect.

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4.2 Authorization; Binding Agreement. ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which they are a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Kernel Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which they are a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub, and (b) other than the Required Kernel Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Kernel are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which ParentCo, Kernel, Kernel Merger Sub or AIRO Merger Sub is a party shall be when delivered, duly and validly executed and delivered by Kernel and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub (as applicable), enforceable against ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub (as applicable) in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Kernel of this Agreement and each Ancillary Document to which they are a party or the consummation by ParentCo, Kernel, Kernel Merger Sub or AIRO Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on ParentCo, Kernel, Kernel Merger Sub or AIRO Merger Sub.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub of this Agreement and each Ancillary Document to which they are a party, the consummation by ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub of the transactions contemplated hereby and thereby, and compliance by ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of ParentCo’s, Kernel’s, Kernel Merger Sub’s and AIRO Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Kernel under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Kernel under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Kernel Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on ParentCo, Kernel, Kernel Merger Sub or AIRO Merger Sub.

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4.5 Capitalization.

(a) Kernel is authorized to issue (i) 1,000,000 shares of Old Kernel Preferred Stock, (ii) 500,000,000 shares of Old Kernel Class A Stock and (iii) 50,000,000 shares of Old Kernel Class B Stock. The issued and outstanding Kernel Securities as of the date of this Agreement are set forth on Schedule 4.5(a). All outstanding Kernel Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, Kernel’s Organizational Documents or any Contract to which Kernel is a party. None of the outstanding Kernel Securities have been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, other than Kernel Merger Sub, AIRO Merger Sub and ParentCo, Kernel does not have any Subsidiaries or own any equity interests in any other Person.

(b) Prior to giving effect to the First Merger, ParentCo is authorized to issue 10,000 shares of Kernel Merger Sub Common Stock, par value $0.001, of which all 10,000 shares are issued and outstanding, and all of which are owned by Kernel. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of ParentCo or (B) obligating ParentCo to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating ParentCo to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of ParentCo to repurchase, redeem or otherwise acquire any shares of ParentCo or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which ParentCo is a party with respect to the voting of any shares of ParentCo.

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(c) Prior to giving effect to the First Merger, Kernel Merger Sub is authorized to issue 10,000 shares of Kernel Merger Sub Common Stock, par value $0.001, of which all 10,000 shares are issued and outstanding, and all of which are owned by Kernel. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Kernel Merger Sub or (B) obligating Kernel Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Kernel Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of Kernel Merger Sub to repurchase, redeem or otherwise acquire any shares of Kernel Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which Kernel Merger Sub is a party with respect to the voting of any shares of Kernel Merger Sub.

(d) Prior to giving effect to the Second Merger, AIRO Merger Sub is authorized to issue 10,000 shares of AIRO Merger Sub Common Stock, par value $0.001, of which all 10,000 shares are issued and outstanding, and all of which are owned by Kernel. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of AIRO Merger Sub or (B) obligating AIRO Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating AIRO Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of AIRO Merger Sub to repurchase, redeem or otherwise acquire any shares of AIRO Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which AIRO Merger Sub is a party with respect to the voting of any shares of AIRO Merger Sub.

(e) Except as set forth in Schedule 4.5(a) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Kernel or (B) obligating Kernel to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Kernel to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Kernel to repurchase, redeem or otherwise acquire any shares of Kernel or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(e), there are no shareholders agreements, voting trusts or other agreements or understandings to which Kernel is a party with respect to the voting of any shares of Kernel.

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(f) All Indebtedness of Kernel as of the date of this Agreement is disclosed on Schedule 4.5(f). No Indebtedness of Kernel contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Kernel or (iii) the ability of Kernel to grant any Lien on its properties or assets.

(g) Since the date of formation of Kernel, and except as contemplated by this Agreement, Kernel has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Kernel’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings and Kernel Financials.

(a) Kernel, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Kernel with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Kernel has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Kernel’s annual reports on Form 10-K for each fiscal year of Kernel beginning with the first year Kernel was required to file such a form, (ii) Kernel’s quarterly reports on Form 10-Q for each fiscal quarter that Kernel filed such reports to disclose its quarterly financial results in each of the fiscal years of Kernel referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Kernel with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6(a), the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Old Kernel Public Units, the shares of Old Kernel Class A Common Stock and the Old Kernel Public Warrants are listed on Nasdaq, (B) Kernel has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Kernel Securities, (C) there are no Actions pending or, to the Knowledge of Kernel, threatened against Kernel by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Kernel Securities on Nasdaq and (D) such Kernel Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

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(b) The financial statements and notes of Kernel contained or incorporated by reference in the SEC Reports (the “Kernel Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Kernel at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in Kernel Financials, Kernel has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Kernel Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Kernel’s formation in the ordinary course of business.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, Kernel has, (a) to the Knowledge of Kernel, since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since its formation, not been subject to a Material Adverse Effect on Kernel.

4.8 Compliance with Laws. Kernel is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Kernel, and Kernel has not received written notice alleging any violation of applicable Law in any material respect by Kernel.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Kernel, threatened material Action to which Kernel is subject which would reasonably be expected to have a Material Adverse Effect on Kernel. There is no material Action that Kernel has pending against any other Person. Kernel is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Kernel holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Kernel.

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4.10 Taxes and Returns.

(a) Kernel has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Kernel Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where Kernel files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against Kernel in respect of any Tax, and Kernel has not been notified in writing of any proposed Tax claims or assessments against Kernel (other than, in each case, claims or assessments for which adequate reserves in Kernel Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Kernel’s assets, other than Permitted Liens. Kernel has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Kernel for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, Kernel has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11 Employees and Employee Benefit Plans. Kernel does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.12 Properties. Kernel does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Kernel does not own or lease any material real property or material Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Schedule 4.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Kernel is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Kernel on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Kernel as its business is currently conducted, any acquisition of material property by Kernel, or restricts in any material respect the ability of Kernel to engage in business as currently conducted by it or compete with any other Person (each, a “Kernel Material Contract”). All Kernel Material Contracts have been made available to the Company.

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(b) With respect to each Kernel Material Contract: (i) Kernel Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) Kernel Material Contract is legal, valid, binding and enforceable in all material respects against Kernel and, to the Knowledge of Kernel, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Kernel is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Kernel, or permit termination or acceleration by the other party, under such Kernel Material Contract; and (iv) to the Knowledge of Kernel, no other party to any Kernel Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Kernel under any Kernel Material Contract.

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Kernel and any (a) present or former director, officer or employee or Affiliate of Kernel, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Kernel’s outstanding capital stock as of the date hereof.

4.15 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

4.16 Investment Company Act. Kernel is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.17 Finders and Brokers. Except as set forth on Schedule 4.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Kernel, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Kernel.

4.18 Ownership of Merger Consideration. All shares of Kernel Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Kernel Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Kernel Common Stock pursuant to this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

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4.19 Certain Business Practices.

(a) Neither Kernel, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Kernel, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Kernel or assist it in connection with any actual or proposed transaction.

(b) The operations of Kernel are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Kernel with respect to any of the foregoing is pending or, to the Knowledge of Kernel, threatened.

(c) None of Kernel or any of its directors or officers, or, to the Knowledge of Kernel, any other Representative acting on behalf of Kernel is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Kernel has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.20 Insurance. Schedule 4.20 lists all insurance policies held by Kernel relating to Kernel or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Kernel is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Kernel, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Kernel. Kernel has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Kernel.

4.21 Independent Investigation. Kernel has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Kernel acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Kernel pursuant to this Agreement, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Kernel pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

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Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Kernel on the date hereof and as updated in accordance with Section 6.26 (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Kernel, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted except as would not have a Material Adverse Effect on the business and operations of the Target Companies taken as a whole. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 5.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to ParentCo accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. A correct and complete list of the directors and officers of each Target Company is set forth on Schedule 5.1. Except as set forth in Schedule 5.1, no Person has any right to designate any director or officer of any Target Company. No Target Company is in violation of any provision of its Organizational Documents.

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5.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company, its Subsidiaries and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement.

5.3 Capitalization.

(a) The Company is authorized to issue 35,000,000 shares of Company Common Stock, 27,858,276 of which shares are issued and outstanding. Additionally, (i) pursuant to the Warrant to Purchase Equity, dated March 10, 2022 (the “Stephenson Warrant”) between the Company and Stephenson Management Inc. (“Stephenson”), Stephenson has the right to subscribe for 56,123 shares of Company Common Stock, (ii) pursuant to the Warrant to Purchase Equity, dated March 10, 2022 (the “Scarsdale Warrant”, and collectively with the Stephenson Warrant, the “Company Warrants”) between the Company and Scarsdale Capital Inc. (“Scarsdale”), Scarsdale has the right to subscribe for 56,123 shares of Company Common Stock, (iii) there are 605,236 shares of Company Common Stock reserved for issuance under the AIRO Group Holdings, Inc. Option Plan, all of which are issued and outstanding (the “Company Options”); (iv) 431,818 shares of Company Common Stock issued and outstanding pursuant to restricted stock awards (the “RSUs”) and (v) shares of Company Common Stock payable as IPO Interest Charges, as defined in those certain Unsecured Promissory Notes listed on Schedule 5.3(a) (the “Bridge Financing Notes”). Besides the foregoing, there are no other series or class of Company Stock (including preferred stock), or other warrants, options or rights entitling any other Person to Company Stock. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 5.3(a), along with the record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

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(b) Other than as set forth on Schedule 5.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since its formation, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

5.4 Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary of the Company (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof, (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any, and (e) any limitation on the ability of the Company to exercise voting control of its Subsidiary, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by the Company free and clear of all Liens. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary, and consummating the transactions contemplated by this Agreement will not result in a change in control or otherwise give rights to any equity holder in any Company Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. The Company owns all of the outstanding equity securities of its Subsidiaries directly free and clear of all Liens. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Company’s Subsidiaries listed on Schedule 5.4, no Target Company owns or has the right to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth on Schedule 5.4, neither the Company nor its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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5.5 Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made, nor are any novation agreements required to be entered into with any Governmental Authority relating to any material government contract or otherwise, in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

5.6 Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

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5.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2021 and December 31, 2020, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Company Financials”), (ii) the Company prepared unaudited financial statements, consisting of the consolidated balance sheet of the Target Companies as of December 31, 2022 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the twelve (12) months then ended. True and correct copies of the Company Financials have been provided to ParentCo. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated in accordance with GAAP. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that the following is done in accordance with GAAP: (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. No Target Company or any of its Representatives has ever received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

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(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 5.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) and maturity date with respect to such Indebtedness. Except as disclosed on Schedule 5.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 5.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations, except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials in accordance with GAAP or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to ParentCo or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8, since September 30, 2022, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2 (without giving effect to Schedule 6.2(b)) if such action were taken on or after the date hereof without the consent of Kernel.

5.9 Compliance with Laws including Privacy Laws. Except as set forth on Schedule 5.9, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2017, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, officers or directors, employees or consultants, business or operations are or were bound or affected including, without limitation, all applicable laws regarding the handling of Personal Data. Except as set forth on Schedule 5.9:

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(a) No Target Company has experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data maintained by or on behalf of any Target Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of a Target Company);

(b) To the Knowledge of the Company, all activities conducted by a Target Company with respect to any Personal Data are permitted under the Contracts relating to Personal Data.

5.10 Company Permits. Except as described on Schedule 5.10, each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available, or shall make available at least fifteen (15) days prior to Closing, to ParentCo true, correct and complete copies of all Company Permits, all of which Company Permits are listed on Schedule 5.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

5.11 Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. Except as described on Schedule 5.11, the items listed on Schedule 5.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation by a Governmental Authority.

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5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available, or shall make available at least fifteen (15) days prior to Closing, to ParentCo (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, strategic partnership, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any agreement relating to the supply of product to, the purchase of product for, or the performance of services by or to any Target Company, in each instance, which are material to the business and operations of the Company and Target Companies, taken as a whole;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

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(ix) is with any Top Customer or Top Supplier;

(x) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000.

(xi) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xii) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xiii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiv) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;

(xvi) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvii) is otherwise material to any Target Company and not described in clauses 5.12(a)(i) through 5.12(a)(xvii) above.

(b) Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any rights under any such Company Material Contract.

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5.13 Intellectual Property.

(a) Schedule 5.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 5.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 5.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

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(c) Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

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(e) Except as set forth in Schedule 5.13(e), all officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and all such assignments of Company Registered IP have been recorded. Except as set forth in Schedule 5.13(e), no current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available, or shall make available at least fifteen (15) days prior to Closing, to ParentCo true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) Except as set forth in Schedule 5.13(g), the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(h) Schedule 5.13(h) contains a correct, current, and complete list of all social media accounts used in the Target Companies’ business. The Target Companies have complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

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(i) All Target Company IT Systems are in good working condition and are sufficient for the operation of the Target Companies’ business as currently conducted and as proposed to be conducted. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Target Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of any of the Target Companies. The Target Companies have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Target Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

5.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

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(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) No Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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5.15 Real Property. Schedule 5.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to ParentCo a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than One Hundred Thousand Dollars ($100,000) is set forth on Schedule 5.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 5.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to ParentCo a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

5.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 5.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted.

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5.18 Employee Matters.

(a) Except as set forth in Schedule 5.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees, consultant, independent contractor, officer or manager of any of the Target Companies. Schedule 5.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company or go on leave of absence.

(b) Except as set forth in Schedule 5.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, sexual harassment, disability, labor relations, classification and payment of employees and independent contractors, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 5.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2021, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2022. Except as set forth on Schedule 5.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 5.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available, or shall make available at least fifteen (15) days prior to Closing, to ParentCo by the Company.

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(d) Schedule 5.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 5.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 5.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to ParentCo by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

5.19 Benefit Plans.

(a) Set forth on Schedule 5.19 is a true and complete list of each Company Benefit Plan of a Target Company. With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by any Target Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

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(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to ParentCo accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

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(h) Except as set forth in Schedule 5.19(g), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i) Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Surviving Corporation or ParentCo or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(k) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 5.19(j). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

5.20 Environmental Matters. Except as set forth in Schedule 5.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

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(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to ParentCo all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

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5.21 Transactions with Related Persons. Except as set forth on Schedule 5.21, no Target Company nor any of its Affiliates, nor any officer, director, or beneficial owner of 5% or more of the equity of a Target Company, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of a Target Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

5.22 Insurance.

(a) Schedule 5.22(a) lists all insurance policies held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to ParentCo. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any Target Companies’ insurance policies. No Target Company has any self-insurance or co-insurance programs. In the past five (5) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 5.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

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5.23 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

5.24 Top Customers and Suppliers. Schedule 5.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2020 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has materially modified (in a negative way), cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to materially modify (in a negative way), cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.

5.25 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

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(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person, organization or entity list currently subject to any U.S. sanctions administered by OFAC, identified by the Consolidated Screening List of the U.S. International Trade Administration (“ITA”) or identified on the Denied Persons List, the Entity List, Unverified List, or the Military End User List of the U.S. Department of Commerce Bureau of Industry and Security (“BIS”) and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner, agent, or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC, BIS, ITA, the U.S. Department of Treasury or U.S. Department of Justice or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of any U.S. sanctions, Law or regulation.

(d) To the Knowledge of each Target Company and of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, their Affiliates, and their respective Representative and distributors in their capacity as such, have complied in all material respects at all times and are in compliance in all respects with all applicable export trade control Laws, including but not limited to (i) each of the Target Companies and Affiliates (A) who or which has not directly or indirectly, exported, re-exported, sold, disclosed or otherwise transferred to (including transfers to foreign nationals located in the United States) any goods, equipment, materials, software, technology, technical data or services in violation of such trade control Laws; and (B) has not unlawfully engaged in any other transactions or disclosures, with any person with whom U.S. persons are prohibited from dealing under U.S trade Laws; (ii) there is no charge, proceeding or, to the Knowledge of the Company, investigation by any Governmental Authority with respect to a violation of any applicable trade compliance Laws that is now pending or, to the Knowledge of the Company, has been asserted or threatened with respect to the Company or its Affiliates; and (iii) the Company or Affiliates have not made, nor need to make a voluntary self-disclosure with respect to a possible violation of any trade compliance Laws to any Governmental Authority.

5.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.27 Finders and Brokers. Except as set forth in Schedule 5.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.28 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Kernel, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Kernel for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Kernel set forth in Agreement (including the related portions of Kernel Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither Kernel nor any of its Representatives have made any representation or warranty as to Kernel or this Agreement, except as expressly set forth in this Agreement (including the related portions of Kernel Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

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5.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Kernel’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Kernel or its Affiliates.

5.30 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.15, the Company shall give, and shall cause its Representatives to give, Kernel and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as Kernel or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with Kernel and its Representatives in their investigation; provided, however, that Kernel and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. No information or knowledge obtained by Kernel in any investigation conducted pursuant to the access contemplated by this Section 6.1 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Kernel hereunder.

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(b) During the Interim Period, subject to Section 6.15, Kernel shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Kernel or its Subsidiaries, as the Company or its Representatives may reasonably request regarding Kernel, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Kernel’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Kernel or any of its Subsidiaries. No information or knowledge obtained by the Company in any investigation conducted pursuant to the access contemplated by this Section 6.1 shall affect or be deemed to modify any representation or warranty of Kernel set forth in this Agreement or otherwise impair the rights and remedies available to the Company hereunder.

6.2 Conduct of Business of the Company.

(a) Unless Kernel shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

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(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of Kernel (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

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(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

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(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxiv) maintain the existing relations and goodwill of the Target Companies with customers, suppliers, distributors and creditors of the Target Companies and use commercially reasonable efforts to maintain all insurance policies of the Target Companies or equivalent substitutes therefor; or

(xxv) authorize or agree to do any of the foregoing actions.

(c) Notwithstanding the foregoing, Kernel hereby consents to the Company engaging in, executing and closing the following transactions, and waives any violations of the restrictions set forth in Sections 6.2(a) and Section 6.2(b) above related thereto:

(i) The acquisition of Airgility, Inc., a Delaware corporation, and any ancillary documents related thereto; and

(ii) The raising of capital, whether in the form of equity, convertible security or other form of financing, and any ancillary documents related thereto.

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6.3 Conduct of Business of Kernel.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.3(a), Kernel shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Kernel and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3(a), nothing in this Agreement shall prohibit or restrict Kernel from extending, in accordance with Kernel’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension” and, together, the “Extensions”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE/Convertible Note Investment) or as set forth on Schedule 6.3(b), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Kernel shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents other than in connection with the Domestication;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent Kernel from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any costs and expenses necessary for Extensions (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $5,000,000);

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(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Kernel;

(vii) terminate, waive or assign any material right under any Kernel Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Kernel’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Kernel or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Kernel Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

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(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Kernel Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

6.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year (or such earlier date as such financial statements need to be available for inclusion in the Registration Statement), the Company shall deliver to Kernel unaudited consolidated financial statements, including an income statement an unaudited consolidated balance sheet, changes in shareholders’ equity, and consolidated statement of cash flows of the Target Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to Kernel copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

6.5 Kernel Public Filings. During the Interim Period, Kernel will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Old Kernel Public Units, the Old Kernel Preferred Stock, the Old Kernel Class A Stock, the Old Kernel Class B Stock and the Old Kernel Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only Kernel Common Stock and Kernel Public Warrants.

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6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Kernel and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Kernel.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Kernel, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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6.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Kernel, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Kernel (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to Kernel in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

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(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

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(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10 Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the First Merger and the Second Merger to be treated as part of an integrated transaction that qualifies as a reorganization pursuant to Section 368 of the Code and/or a contribution pursuant to Section 351 of the Code (collectively, the “Intended Tax Treatment”). Each Party shall file all Tax Returns consistent with, and take no position inconsistent with, such treatment (whether in audits, Tax Returns or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, none of the Parties shall, nor shall they permit any of their Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which could cause the transactions to fail to qualify for, or fail to be reported in a manner consistent with, the Intended Tax Treatment.

6.11 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, Kernel shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Kernel Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Kernel stockholders for the matters to be acted upon at Kernel Special Meeting and providing the Public Stockholders an opportunity in accordance with Kernel’s Organizational Documents and the IPO Prospectus to have their shares of Old Kernel Class A Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on Kernel Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Kernel stockholders to vote, at a special meeting of Kernel stockholders to be called and held for such purpose (the “Kernel Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger (and, to the extent required, the issuance of any shares in connection with any PIPE/Convertible Note Investment), by the holders of shares of Old Kernel Class A Stock and Old Kernel Class B Stock in accordance with Kernel’s Organizational Documents, the Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Amended Kernel Charter, (iii) the appointment of the members of the post-Closing Kernel Board in accordance with Section 6.17 hereof, (iv) such other matters as the Company and Kernel shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Kernel Stockholder Approval Matters”), and (v) the adjournment of Kernel Special Meeting, if necessary or desirable in the reasonable determination of Kernel. If on the date for which Kernel Special Meeting is scheduled, Kernel has not received proxies representing a sufficient number of shares to obtain the Required Kernel Stockholder Approval, whether or not a quorum is present, Kernel may make one or more successive postponements or adjournments of Kernel Special Meeting. In connection with the Registration Statement, Kernel will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Kernel’s Organizational Documents, the Companies Act and the rules and regulations of the SEC and Nasdaq. Kernel shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Kernel with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

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(b) Kernel shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, Kernel Special Meeting and the Redemption. Each of Kernel and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Kernel and, after the Closing, Kernel Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Kernel shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Kernel stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Kernel’s Organizational Documents.

(c) Kernel, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Kernel shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Kernel or its Representatives receive from the SEC or its staff with respect to the Registration Statement, Kernel Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Kernel shall distribute the Registration Statement to Kernel’s stockholders and the Company Stockholders, and, pursuant thereto, shall call Kernel Special Meeting in accordance with the Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) Kernel shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Kernel’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of Kernel Special Meeting and the Redemption.

6.13 Company Stockholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its stockholders in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval.

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6.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Kernel and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Kernel shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Kernel shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and Kernel Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

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6.15 Confidential Information.

(a) The Company and the Seller Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Kernel Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of Kernel or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Kernel Confidential Information without Kernel’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Kernel Confidential Information, (A) provide Kernel to the extent legally permitted with prompt written notice of such requirement so that Kernel or an Affiliate thereof may seek, at Kernel’s cost, a protective Order or other remedy or waive compliance with this Section 6.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or Kernel waives compliance with this Section 6.15(a), furnish only that portion of such Kernel Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Kernel Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to Kernel or destroy (at Kernel’s election) any and all copies (in whatever form or medium) of Kernel Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Kernel Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Kernel hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Kernel or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Kernel shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Kernel’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that Kernel and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Kernel and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

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6.16 Documents and Information. After the Closing Date, ParentCo and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by ParentCo Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by ParentCo or its Subsidiaries (including any Target Company) without first advising ParentCo Representative in writing and giving ParentCo Representative a reasonable opportunity to obtain possession thereof.

6.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of ParentCo to resign, so that effective as of the Closing, ParentCo’s board of directors (the “Post-Closing ParentCo Board”) will consist of nine (9) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing ParentCo Board (i) the two (2) persons that are designated by ParentCo prior to the Closing (the “ParentCo Directors”), and (ii) the seven (7) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least four (4) of whom shall be required to qualify as an independent director under Nasdaq rules. The Post-Closing ParentCo Board directors shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders to be held following the Closing; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Closing; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders to be held following the Closing. At each succeeding annual meeting of stockholders, beginning with the first annual meeting of stockholders following the Closing, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Three (3) of the Company Directors shall be Class I, two (2) of the Company Directors shall be Class II and two (2) of the Company Directors shall be Class III. One (1) of ParentCo Directors shall be Class II and one (1) of ParentCo Directors shall be Class III. The board of directors of the Surviving Corporation immediately after the Closing shall be the same as the Post-Closing ParentCo Board. At or prior to the Closing, ParentCo will provide each ParentCo Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such ParentCo Director.

(b) The Parties shall take all action necessary, including causing the executive officers of ParentCo to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of ParentCo immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing.

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(c) The Parties shall take all action necessary, including causing the directors and officers of Kernel to resign, so that the individuals serving as directors, chief executive officer and chief financial officer, respectively, of Kernel immediately after the Closing will be the same individuals (in the same office) as that of ParentCo immediately following the Closing.

(d) The Parties shall take all action necessary, including causing the directors of the Company to resign, so that the individuals serving as directors of the Company immediately after the Closing will be the same individuals (in the same office) as that of ParentCo immediately following the Closing.

6.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of ParentCo, Kernel, Kernel Merger Sub, AIRO Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of ParentCo, Kernel, Kernel Merger Sub or AIRO Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and ParentCo, Kernel, Kernel Merger Sub or AIRO Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Second Effective Time, ParentCo shall cause the Organizational Documents of ParentCo and the Kernel Surviving Corporation and AIRO Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub to the extent permitted by applicable Law. The provisions of this Section 6.18(a) shall survive the consummation of the First Merger and Second Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 6.18(a).

(b) For the benefit of ParentCo’s, Kernel’s, Kernel Merger Sub’s and AIRO Merger Sub’s directors and officers, ParentCo shall be permitted prior to the First Effective Time to obtain and fully pay from the capital of the Kernel Surviving Company upon release of funds from the Trust Account the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the First Effective Time for events occurring prior to the First Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than ParentCo’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, ParentCo shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and ParentCo shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

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6.19 Unencumbered Cash Proceeds. The Parties agree that after the Closing, the Unencumbered Cash shall first be used to pay (in the following order until paid in full): (i) Company Transaction Expenses, (ii) ParentCo Expenses, (iii) deferred Kernel Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (iv) any loans owed by ParentCo to the Sponsor for any ParentCo Expenses (including deferred ParentCo Expenses), other administrative costs and expenses incurred by or on behalf of ParentCo, and then (v) any other Liabilities of ParentCo as of the Closing. Such ParentCo Expenses and Company Transaction Expenses, as well as any ParentCo Expenses and Company Transaction Expenses that are required to be paid by delivery of ParentCo’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of ParentCo and the Surviving Corporation.

6.20 Additional Financing.

(a) PIPE/Convertible Note Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Kernel shall use its best efforts to enter into and consummate subscription agreements and/or convertible note purchase agreements with investors relating to an investment in Kernel to purchase shares of Kernel in connection with a private placement, and/or relating to a private investment in Kernel in the form a convertible note, in either case on terms mutually agreeable to the Company and Kernel, acting reasonably (a “PIPE/Convertible Note Investment”), and, if Kernel consummates a PIPE/Convertible Note Investment, Kernel and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE/Convertible Note Investment and use their respective commercially reasonable efforts to cause such PIPE/Convertible Note Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Kernel).

6.21 Post-Closing Assumption or Creation of Benefit Plans. After the Closing, subject to the terms and conditions set forth in this Agreement, ParentCo shall assume the Benefit Plans of the Company or create new Benefit Plans, including, but not limited to, equity incentive plans, that are substantially similar to the Benefit Plans previously approved by the board of directors of the Company.

6.22 Extension. Kernel shall timely obtain all Extensions necessary and permissible under Kernel’s charter (as in effect on the date hereof or as amended prior to the Closing Date) and applicable Law so that the First Merger and Second Merger can be completed prior to Kernel’s deadline to complete a Business Combination.

6.23 Non-Competition Agreements. On or prior to the Closing Date, the Significant Company Holders shall have each entered into a non-competition and non-solicitation agreement in favor of ParentCo and Company (each, a “Non-Competition Agreement”), in form and substance mutually acceptable to Kernel and the Company, which will become effective as of the Closing.

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6.24 Termination and Replacement of the Company Warrants. The Company and Kernel shall attempt to negotiate in good faith with Stephenson and Scarsdale in order to obtain prior to Closing executed agreements in which Stephenson and Scarsdale terminate the Company Warrants in exchange for warrants for shares of ParentCo on terms of substantially similar economic value as the Company Warrants as of the time of Closing (the “Replacement Warrants”).

6.25 Assumption and Conversion of Company Options. The Company and Kernel shall attempt to negotiate in good faith with holders of the Company Options in order to obtain prior to Closing executed agreements in which ParentCo assumes the Company Options, and converts them to options for ParentCo Common Stock with substantially similar economic terms (the “Replacement Options”).

6.26 Updating Disclosure Schedules. The Company shall have the right to update or otherwise amend the Company Disclosure Schedules prior to Closing so long as such changes to the Company Disclosure Schedules do not, in the aggregate, result in a Material Adverse Effect; however, any reference in the Company Disclosure Schedules (as of the date hereof) to any agreement or item that has not been made available to Kernel shall be deemed excluded from the Company Disclosure Schedules until such agreement or item is provided to Kernel. Notwithstanding the foregoing, in no event shall the Company providing Kernel the agreement or item referenced in the Company Disclosure Schedules as of the date hereof at some time after the date hereof be considered for the purposes of determining if a Material Adverse Effect has occurred, so long as the aforementioned agreement or item is provided to Kernel no later than fifteen (15) days prior to the Closing Date. For the avoidance of doubt, Kernel shall not be deemed to have conducted legal due diligence on any agreement or item referenced in the Company Disclosure Schedules but not made available to Kernel as of the date hereof.

6.27 Audited Consolidated Financials. Within 60 calendar days of the date hereof, the Company shall provide audited consolidated financial statements of the Target Companies (including, in each case, any notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2022, and the related consolidated audited income statements, changes in stockholders equity and statements of cash flows for the fiscal year then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “2022 Audited Financials”).

Article VII
CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the First Merger and Second Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and Kernel of the following conditions:

(a) Required Kernel Stockholder Approval. Kernel Stockholder Approval Matters that are submitted to the vote of the stockholders of Kernel at Kernel Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of Kernel at Kernel Special Meeting in accordance with Kernel’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Kernel Stockholder Approval”).

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(b) Required Company Stockholder Approval. The Company Special Meeting shall have been held in accordance with the DGCL and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption, Kernel shall have net tangible assets of at least $5,000,001.

(h) Appointment to the Board. The members of the Post-Closing ParentCo Board, Kernel Board and Company Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.17.

(i) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(j) Nasdaq Listing. ParentCo Common Stock to be issued in connection with this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

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7.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Kernel, ParentCo, Kernel Merger Sub and AIRO Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of Kernel, ParentCo, Kernel Merger Sub and AIRO Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Kernel.

(b) Agreements and Covenants. Kernel, ParentCo, Kernel Merger Sub and AIRO Merger Sub shall have performed in all material respects all of their obligations and complied in all material respects with all of their agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Kernel Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Kernel since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. Kernel shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Kernel in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b), and 7.2(c).

(ii) Secretary Certificate. Kernel shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Kernel’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Kernel’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Kernel Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Kernel is or is required to be a party or otherwise bound.

(iii) Good Standing. Kernel shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Kernel certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Kernel’s jurisdiction of organization and from each other jurisdiction in which Kernel is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

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(iv) Company Stockholder Registration Rights Agreement. The Company Stockholders shall have received a copy of the Company Stockholder Registration Rights Agreement in a form mutually agreed to by the Company and Kernel, duly executed by ParentCo.

(v) Replacement Warrants and Replacement Options. ParentCo shall have delivered to the Company the Replacement Warrants and Replacement Options duly executed by ParentCo.

(d) Minimum Unencumbered Cash Condition. Upon the Closing, Kernel shall have Unencumbered Cash in an amount no less than Fifty Million U.S. Dollars ($50,000,000).

7.3 Conditions to Obligations of Kernel. In addition to the conditions specified in Section 7.1, the obligations of Kernel, ParentCo, Kernel Merger Sub and AIRO Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Kernel) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each Lock-Up Agreement and Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Imminent Closing Net Debt. Imminent Closing Net Debt shall be no more than $50,000,000.

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(f) Completion of Legal Due Diligence. Kernel shall have completed its legal due diligence of the Target Companies to its reasonable satisfaction and shall be satisfied with the results thereof in its reasonable discretion.

(g) Closing Deliveries.

(i) Officer Certificate. Kernel shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b), and 7.3(c).

(ii) Secretary Certificate. The Company shall have delivered to Kernel a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Second Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to Kernel good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Certified Charter. The Company shall have delivered to Kernel a copy of the Company Charter, as in effect as of immediately prior to the Second Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) Employment Agreements. Kernel shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Kernel, between each of the persons set forth Schedule 1.1(d)(v) hereto and the applicable Target Company or Kernel, as noted in Schedule 1.1(d)(v), each such employment agreement duly executed by the parties thereto.

(vi) Non-Competition Agreements. Kernel shall have received non-competition and non-solicitation agreement in favor of ParentCo and Company, in a form mutually agreed-to by Kernel and the Company, fully executed by the Significant Company Holders, which will become effective as of the Closing.

(vii) Transmittal Documents. The Exchange Agent shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

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(viii) Resignations. Subject to the requirements of Section 6.18, Kernel shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by Kernel prior to the Closing.

(ix) Lock-Up Agreements. Kernel shall have received a Lock-Up Agreement for each Significant Company Holder, duly executed by such Significant Company Holder.

(x) Termination of Certain Contracts. Kernel shall have received evidence reasonably acceptable to Kernel that the Contracts involving the Target Companies and/or Company Security Holders or other Related Persons set forth on Schedule 5.21 shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(xi) Replacement Warrants and Replacement Options. The Company shall have delivered to Kernel the Replacement Warrants and Replacement Options duly executed by the Company and the holders of the Company Warrants and Company Options.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Kernel and the Company;

(b) by written notice by Kernel or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by August 2, 2023 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

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(c) by written notice by either Kernel or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Kernel, if (i) there has been a breach by Kernel of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Kernel shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Kernel or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by Kernel to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that Kernel shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time Kernel is in material uncured breach of this Agreement;

(f) by written notice by Kernel to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing;

(g) by written notice by either Kernel or the Company to the other, if Kernel Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Kernel’s stockholders have duly voted, and the Required Kernel Stockholder Approval was not obtained;

(h) by written notice by either Kernel or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained; or

(i) by written notice by Kernel to the Company, if the Company shall have failed to provide the 2022 Audited Financials in accordance with Section 6.27.

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8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.14, 6.15, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

(a) In the event this Agreement is validly terminated pursuant to Section 8.1, within seven (7) days of the termination, Kernel shall change the name of ParentCo to a name that does not contain the word “Airo”, and shall promptly provide the Company evidence of a successful name change for ParentCo.

8.3 Fees and Expenses. Subject to Sections 6.19, 9.1, 10.14 and 10.15 all Company Transaction Expenses and Kernel Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided, however, that if the Closing occurs, all remaining Company Transaction Expenses and Kernel Expenses shall be paid from the capital of Kernel upon release of funds from the Trust Account.

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Article IX
WAIVERS AND RELEASES

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Merger Sub and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Kernel has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Kernel’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Kernel’s public stockholders (including overallotment shares acquired by Kernel’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Kernel may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Old Kernel Class A Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Kernel’s Organizational Documents to extend Kernel’s deadline to consummate a Business Combination, (b) to the Public Stockholders if Kernel fails to consummate a Business Combination within 18 months after the closing of the IPO, subject to extension by amendment to Kernel’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, and (d) to Kernel after or concurrently with the consummation of a Business Combination. For and in consideration of Kernel entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Merger Sub and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Merger Sub or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Kernel or any of its Representatives, on the one hand, and the Company, Merger Sub, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Merger Sub and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Kernel or its Affiliates). The Company, Merger Sub and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Kernel and its Affiliates to induce Kernel to enter in this Agreement, and each of the Company, Merger Sub and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Merger Sub or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Kernel or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Kernel or its Representatives, each of the Company, Merger Sub and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Merger Sub or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Kernel or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Kernel and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub, the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Kernel or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article X
MISCELLANEOUS

10.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Kernel, ParentCo, Kernel Merger Sub or AIRO Merger Sub at or prior to the Closing, to:

Kernel Group Holdings, Inc.
515 Madison Avenue, Suite 865

New York, New York 10022
Attn: Suren Ajjarapu
Telephone No.: (646) 908-2658
Email: sa@kernelcap.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW Suite 900
Attn: Andrew M. Tucker
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
Email: Andy.Tucker@nelsonmullins.com

If to ParentCo Representative, to: VKSS Capital, LLC 515 Madison Avenue, Suite 865 New York, New York 10022Attn: Suren Ajjarapu Telephone No.: (646) 908-2658 Email: sa@kernelcap.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW Suite 900
Attn: Andrew M. Tucker
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
Email: Andy.Tucker@nelsonmullins.com

If to the Company or the Surviving Corporation, to: AIRO Group Holdings, Inc. 5001 Indian School Road NE, Suite 100 Attn: Joseph Burns joe.burns@theairogroup.com with a copy (which will not constitute notice) to:

Dykema Gossett PLLC
111 E Kilbourn Ave

Suite 1050

Milwaukee, WI 53202
Attn: Kate Bechen, Esq.
Facsimile No.: (866) 945-9792
Telephone No.: (414) 488-7333
Email: KBechen@dykema.com

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If to the Seller Representative, to: Dr. Chirinjeev Kathuria 19W060 Avenue Latour Oak Brook, IL 60523 Email: drkathuria@theairogroup.com with a copy (which will not constitute notice) to:

Dykema Gossett PLLC
111 E Kilbourn Ave

Suite 1050

Milwaukee, WI 53202
Attn: Kate Bechen, Esq.
Facsimile No.: (866) 945-9792
Telephone No.: (414) 488-7333
Email: KBechen@dykema.com

If to ParentCo after the Closing, to: AIRO Group Holdings, Inc. 5001 Indian School Road NE, Suite 100 Attn: Joseph Burns joe.burns@theairogroup.com and ParentCo Representative with a copy (which will not constitute notice) to:

Dykema Gossett PLLC
111 E Kilbourn Ave

Suite 1050

Milwaukee, WI 53202
Attn: Kate Bechen, Esq.
Facsimile No.: (866) 945-9792
Telephone No.: (414) 488-7333
Email: KBechen@dykema.com

10.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Kernel and the Company (and after the Closing, Kernel Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.18(a), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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10.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.4. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other Parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition or merger agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of Delaware. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

10.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 10.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 10.4, each Party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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10.6 WAIVER OF JURY TRIAL. EACH PARTY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Kernel, the Company, Kernel Representative and the Seller Representative.

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10.10 Waiver. Kernel on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party , (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant to this Agreement and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by Kernel Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of Kernel Representative.

10.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Kernel its stockholders under the Companies Act, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Kernel or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Kernel and its Representatives and Kernel and its Representatives have been given access to the electronic folders containing such.

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10.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14 ParentCo Representative.

(a) ParentCo and Kernel, on behalf of themselves and their Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Sponsor, in the capacity as ParentCo Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the post-Closing AIRO Merger Consideration adjustments under Section 2.11; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which ParentCo Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “ParentCo Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any ParentCo Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as ParentCo Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as ParentCo Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that ParentCo Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of ParentCo Securities (other than the Company Security Holders immediately prior to the Second Effective Time and their respective successors and assigns). All decisions and actions by ParentCo Representative, including any agreement between ParentCo Representative and the Company, Seller Representative, any Company Stockholders, shall be binding upon ParentCo, Kernel and their Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.14(a) are irrevocable and coupled with an interest. ParentCo Representative hereby accepts its appointment and authorization as ParentCo Representative under this Agreement.

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(b) ParentCo Representative shall not be liable for any act done or omitted under any ParentCo Representative Document as ParentCo Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. ParentCo and Kernel shall indemnify, defend and hold harmless ParentCo Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of ParentCo Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of ParentCo Representative’s duties under any ParentCo Representative Document, including the reasonable fees and expenses of any legal counsel retained by ParentCo Representative. In no event shall ParentCo Representative in such capacity be liable under or in connection with any ParentCo Representative Document for any indirect, punitive, special or consequential damages. ParentCo Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on ParentCo Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, ParentCo Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of ParentCo and Kernel, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as ParentCo Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to ParentCo Representative under this Section 10.14 shall survive the Closing and continue indefinitely.

(c) The Person serving as ParentCo Representative may resign upon ten (10) days’ prior written notice to ParentCo, Kernel and the Seller Representative, provided, that ParentCo Representative appoints in writing a replacement ParentCo Representative. Each successor ParentCo Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original ParentCo Representative, and the term “ParentCo Representative” as used herein shall be deemed to include any such successor ParentCo Representatives.

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10.15 Seller Representative.

(a) Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Dr. Chirinjeev Kathuria, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 2.11; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (viii) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (ix) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and ParentCo Representative, ParentCo or Kernel shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.15(a) are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including ParentCo Representative, Kernel and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. ParentCo Representative, Kernel and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company shall have any cause of action against ParentCo Representative, Kernel or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. ParentCo Representative, Kernel and the Company shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 10.15(d) of the replacement of the Seller Representative).

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(c) The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any Losses that any Company Stockholder or any Indemnifying Party may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.15 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify ParentCo Representative and Kernel in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

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10.16 Legal Representation. The Parties agree that, notwithstanding the fact that Nelson Mullins Riley & Scarborough LLP may have, prior to Closing, jointly represented Kernel, ParentCo, Kernel Merger Sub, AIRO Merger Sub, ParentCo Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented Kernel and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Nelson Mullins Riley & Scarborough LLP will be permitted in the future, after Closing, to represent the Sponsor, ParentCo Representative or their respective Affiliates in connection with matters in which such Persons are adverse to ParentCo or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Nelson Mullins Riley & Scarborough LLP’s future representation of one or more of the Sponsor, ParentCo Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of ParentCo, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Nelson Mullins Riley & Scarborough LLP of Kernel, ParentCo, Kernel Merger Sub, AIRO Merger Sub, any Sponsor, ParentCo Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and ParentCo Representative shall be deemed the clients of Nelson Mullins Riley & Scarborough LLP with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and ParentCo Representative, shall be controlled by the Sponsor and ParentCo Representative and shall not pass to or be claimed by ParentCo or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by ParentCo or any of its Affiliates (including, as applicable, after the First Effective Time or the Second Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

10.17 Non-Survival of Representations, Warranties. The representations and warranties of the Company and ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or ParentCo, Kernel, Kernel Merger Sub or AIRO Merger Sub or their respective Representatives with respect thereto. The covenants and agreements made by the Company and ParentCo, Kernel, Kernel Merger Sub and AIRO Merger Sub in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

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Article XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or Kernel prior to the Closing.

“AIRO Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of AIRO Merger Sub.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

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“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Net Debt” means, as of the Reference Time, (a) the aggregate amount of all Indebtedness of the Target Companies, less (b) the Closing Company Cash, in each case of clauses (a) and (b), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Benefit Plans” means all contracts, plans, agreements, programs, arrangements, employee benefit plans, compensation arrangements and other benefit arrangements, whether written or unwritten and whether or not providing cash- or equity-based incentives (e.g., restricted stock, stock option, stock appreciation right, phantom stock, etc.), health, medical, dental, disability, accident or life insurance benefits, change in control or retention payments, vacation, severance, salary continuation, or other termination pay, bonus, commissions or other variable compensation, vacation, paid-time-off, sick leave, fringe benefit, retirement, deferred compensation, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by a Target Company for the benefit of any current or former employees, offices, directors, or consultants of a Target Company or under which a Target Company has any liability and all employment or other agreements (other than at will offer letters that do not provide for any severance or termination benefits) providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of a Target Company to which a Target Company is a party.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Second Effective Time.

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“Company Common Stock” means the common stock, par value $0.000001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by ParentCo, Kernel, Kernel Merger Sub or AIRO Merger Sub or their Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to ParentCo, Kernel, Kernel Merger Sub or AIRO Merger Sub or their Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Target Company.

“Company Securities” means, collectively, the Company Stock and any Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stock” means any shares of the Company Common Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Company Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, accrued but unpaid salary, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Target Company in connection with the Merger or the other transactions contemplated by this Agreement, and (iv) in connection with the Company’s prior attempt at completing an initial public offering or SPAC transaction, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company in connection with the Company’s attempted initial public offering or SPAC transaction.

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“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

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“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Imminent Closing Net Debt” means, as of the Reference Time, (a) the aggregate amount of all Indebtedness of the Target Companies due earlier than 180 days after the Closing, less (b) the Closing Company Cash, in each case of clauses (a) and (b), on a consolidated basis and as determined in accordance with the Accounting Principles.

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“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Old Kernel Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Kernel, dated as of February 2, 2021, and filed with the SEC on February 4, 2021.

“IPO Underwriter” means Citigroup Global Markets Inc., the lead underwriter in the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Kernel Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of Kernel after Domestication.

“Kernel Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of Kernel after Domestication.

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“Kernel Common Stock” means the common stock, par value $0.0001 per share, of Kernel after Domestication and Conversion.

“Kernel Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Kernel hereto or any of its Affiliates) incurred by Kernel or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, including any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any Extension Expenses, and any expenses relating to Hart-Scott-Rodino Act, SEC and Nasdaq filing fees relating to this Transaction.

“Kernel Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Kernel Merger Sub.

“Kernel Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Kernel after Domestication.

“Kernel Private Warrant” means, after Domestication and Conversion, one (1) whole private warrant entitling the holder thereof to purchase one (1) share of Kernel Common Stock at a purchase price of $11.50 per share.

“Kernel Public Units” means the units issued in the Domestication consisting of one (1) share of Kernel Class A Common Stock and one-half (1/2) of one (1) Kernel Public Warrant.

“Kernel Public Warrant” means, after Domestication and Conversion, one (1) whole public warrant, entitling the holder thereof to purchase one (1) share of Kernel Common Stock at a purchase price of $11.50 per share.

“Kernel Securities” means the Old Kernel Preferred Stock, Old Kernel Class A Stock, Old Kernel Class B Stock, Old Kernel Private Warrants, Old Kernel Public Warrants and the Old Kernel Units, collectively.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry or (ii) Kernel, the actual knowledge of Suren Ajjarapu or Howard Doss.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

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“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Kernel, the consummation and effects of the Redemption (or any redemption in connection with an Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Kernel, the amount of the Redemption (or any redemption in connection with an Extension, if any) or the failure to obtain the Required Kernel Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Kernel.

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“Nasdaq” means the Nasdaq Capital Market.

“Net Working Capital” means, as of the Reference Time, (i) all current assets of the Target Companies (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Target Companies (excluding, without duplication, Indebtedness and unpaid Company Transaction Expenses), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from a Company Stockholder.

“Old Kernel Class A Stock” means the Class A ordinary stock, par value $0.0001 per share, of Kernel prior to Domestication.

“Old Kernel Class B Stock” means the Class B ordinary stock, par value $0.0001 per share, of Kernel prior to Domestication.

“Old Kernel Preferred Stock” means the preferred stock, par value $0.0001 per share, of Kernel prior to Domestication.

“Old Kernel Private Warrant” means one (1) whole warrant issued as part of the private placement consummated simultaneously with the closing of the IPO, entitling the holder thereof to purchase one (1) share of Old Kernel Class A Stock at a purchase price of $11.50 per share.

“Old Kernel Public Warrant” means one (1) whole warrant, of which one-half (1/2) of one (1) was included as part of each Old Kernel Unit, entitling the holder thereof to purchase one (1) share of Old Kernel Class A Stock at a purchase price of $11.50 per share.

“Old Kernel Unit” means the units issued in the IPO (including overallotment units acquired by Kernel’s underwriter) consisting of one (1) share of Old Kernel Class A Stock and one-half (1/2) of one (1) Old Kernel Public Warrant.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“ParentCo Confidential Information” means all confidential or proprietary documents and information concerning ParentCo or Kernel or any of its Representatives; provided, however, that ParentCo Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by ParentCo, Kernel or their Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such ParentCo Confidential Information. For the avoidance of doubt, from and after the Closing, ParentCo Confidential Information will include the confidential or proprietary information of the Target Companies.

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“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means Ten and No/100 Dollars ($10.00).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means any information relating to an identified or identifiable natural person (data subject); an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

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“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Privacy Laws” means any applicable international, national, federal, provincial, state, or local law, code, rule or regulation that regulates the processing of Personal Data in any way, including data protection laws, laws regulating marketing communications and/or electronic communications, information security regulations and security breach notification rules.

“Pro Rata Share” means (a) with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the AIRO Merger Consideration payable by ParentCo to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total AIRO Merger Consideration payable by ParentCo to all Company Stockholders in accordance with the terms of this Agreement, and (b) with respect to each Kernel Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Kernel Merger Consideration payable by ParentCo to such Kernel Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Kernel Merger Consideration payable by ParentCo to all Kernel Stockholders in accordance with the terms of this Agreement.

“Redemption Price” means an amount equal to the price at which each share of Kernel Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by ParentCo hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

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“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means Company Stockholders that own at least one percent (1%) of Company Stock as of the Reference Time.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means VKSS Capital, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Target Company Transaction Expenses” means $14,000,000.

“Target Net Debt” means $75,000,000.

“Target Net Working Capital Amount” means an amount equal to $(5,500,000).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

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“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of ParentCo Common Stock are actually traded on the principal securities exchange or securities market on which ParentCo Common Stock are then traded.

“Trust Account” means the trust account established by Kernel with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, effective as of February 5, 2021 as it may be amended, by and between Kernel and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Unencumbered Cash” means (a) cash remaining in the Trust Account after giving effect to (i) the completion and payment of the Redemption and (ii) any prepayment regarding any forward purchase agreement; (b) the net cash proceeds of any PIPE/Convertible Note Investment; (c) fifty percent (50%) of any net cash proceeds of any capital investment raise and/or convertible debt raise conducted by the Company during the period beginning on the Date of this Agreement and ending on the Closing Date; and (d) any net cash proceeds of any executed agreements regarding a capital investment raise and/or convertible debt raise conducted by Kernel or ParentCo in which such cash proceeds are required to be paid to ParentCo during the thirty (30) day period beginning on the Closing Date. For the avoidance of doubt: (x) the calculation of “Unencumbered Cash” shall occur prior to, and shall not consider, the payment of Kernel’s unpaid Expenses or Liabilities or the payment of Company Transaction Expenses; (y) “Unencumbered Cash” shall not include any cash received as a result of a forward purchase agreement other than prepayments; and (z) “Unencumbered Cash” shall not include any cash available or received as a result of an equity line of credit.

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

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Term	Section	Term	Section
AAA Procedures	10.4	Company Real Property Leases	5.15
Accounts Receivable	5.7(f)	Company Registered IP	5.13(a)
Acquisition Proposal	6.6(a)	Company Special Meeting	6.13
Agreement	Preamble	Company Warrants	5.3(a)
AIRO Amended Charter	2.6	Conversion	Recitals
AIRO Certificate of Merger	2.1	D&O Indemnified Persons	6.18(a)
AIRO Dissenting Shareholder	2.13	D&O Tail Insurance	6.18(b)
AIRO Dissenting Shares	2.13	DGCL	Recitals
AIRO Merger Consideration	2.7(a)	Dispute	10.4
AIRO Merger Sub	Preamble	Domestication	Recitals
AIRO Surviving Corporation	2.1	Earnout Eligibility Period	2.14(a)(i)
AIRO Transaction Documents	2.9(b)	Earnout End Date	2.14(a)(i)
Alternative Transaction	6.6(a)	Earnout Period	2.14(a)(i)
Amended ParentCo Charter	1.6	Earnout Shares	2.14(a)
Antitrust Laws	6.9(b)	Earnout Start Date	2.14(a)(i)
Audited Company Financials	5.7(a)	Earnout Statement	2.14(b)
Bridge Financing Notes	5.3(a)	Enforceability Exceptions	4.2
Business Combination	9.1	Environmental Permits	5.20(a)
CFO	2.11	Exchange Agent	1.9(a)
Closing	3.1	Extension	6.3(a)
Closing Date	3.1	Extension Expenses	1.1(c)(iv)
Closing Filing	6.14(b)	Federal Securities Laws	6.7
Closing Press Release	6.14(b)	First Effective Time	1.2
Closing Statement	2.11	First Merger	Recitals
Companies Act	Recitals	Intended Tax Treatment	6.1
Company	Preamble	Interim Balance Sheet Date	5.7(a)
Company Benefit Plan	11.1	Interim Period	6.1(a)
Company Certificates	2.9(a)	Kernel	Preamble
Company Directors	6.17(a)	Kernel Amended Charter	1.6
Company Disclosure Schedules	Article V	Kernel Bylaws	Recitals
Company Financials	5.7(a)	Kernel Certificate of Incorporation	Recitals
Company IP	5.13(d)	Kernel Certificate of Merger	1.1
Company IP Licenses	5.13(a)	Kernel Certificates	1.9(a)
Company Material Contract	5.12(a)	Kernel Disclosure Schedules	Article IV
Company Options	5.3(a)	Kernel Dissenting Shareholders	1.12
Company Permits	5.10	Kernel Dissenting Shares	1.12
Company Personal Property Leases	5.16	Kernel Financials	4.6(b)

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Term	Section	Term	Section
Kernel Material Contract	4.13(a)	Public Stockholders	9.1
Kernel Merger Consideration	1.7(a)	Redemption	6.12(a)
Kernel Merger Sub	Preamble	Registration Statement	6.12(a)
Kernel Special Meeting	6.12(a)	Related Person	5.21
Kernel Stockholder Approval Matters	6.12(a)	Released Claims	9.1
Kernel Surviving Corporation	Recitals	Replacement Options	6.25
Kernel Transmittal Documents	1.9(b)	Replacement Warrants	6.24
Letter of Transmittal	1.9(a)	Required Company Stockholder Approval	7.1(b)
Lock-Up Agreement	Recitals	Required Kernel Stockholder Approval	7.1(a)
Lost Certificate Affidavit	1.9(d)	Resolution Period	10.4
Non-Competition Agreement	6.23	RSUs	5.3(a)
OFAC	4.19(c)	Scarsdale	5.3(a)
Off-the-Shelf Software	5.13(a)	Scarsdale Warrant	5.3(a)
Outbound IP License	5.13(c)	SEC Reports	4.6(a)
Outside Date	8.1(b)	Second Effective Time	2.2
ParentCo	Preamble	Second Merger	Recitals
ParentCo Directors	6.17(a)	Section 409A Plan	5.19(j)
ParentCo Disclosure Schedules	Article IV	Seller Representative	Preamble
ParentCo Financials	4.6(b)	Seller Representative Documents	10.15(a)
ParentCo Material Contract	4.13(a)	Signing Filing	6.14(b)
ParentCo Representative	Preamble	Signing Press Release	6.14(b)
ParentCo Representative Documents	10.14(a)	Specified Courts	10.5
ParentCo Stockholder Approval Matters	6.12(a)	Stephenson	5.3(a)
ParentCo Special Meeting	6.12(a)	Stephenson Warrant	5.3(a)
PIPE/Convertible Note Investment	6.20(a)	Surviving Corporation	1.1
Platform Agreements	5.13(h)	Top Customers	5.24
Post-Closing ParentCo Board	6.17(a)	Top Suppliers	5.24
Proxy Statement	6.12(a)	Transmittal Documents	1.9(b)
Public Certifications	4.6(a)

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IN WITNESS WHEREOF, each Party has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

Kernel:		ParentCo Representative/Sponsor:

KERNEL GROUP HOLDINGS, INC.		VKSS CAPITAL, LLC

By:	/s/ Suren Ajjarapu	By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu	Name:	Suren Ajjarapu
Title:	Chief Executive Officer	Title:	Managing Member

Kernel Merger Sub:		Company:

KERNEL MERGER SUB, INC.		AIRO GROUP HOLDINGS, INC.

By:	/s/ Suren Ajjarapu	By:	/s/ Joseph Burns
Name:	Suren Ajjarapu	Name:	Joseph Burns
Title:	President	Title:	Chief Executive Officer

AIRO Merger Sub:		Seller Representative:

AIRO MERGER SUB, INC.		Dr. Chirinjeev Kathuria,
solely in the capacity as the Seller Representative hereunder
By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu	By:	/s/ Chirinjeev Kathuria
Title:	President	Name:	Dr. Chirinjeev Kathuria

ParentCo:

AIRO GROUP, INC.

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	President

[Signature Page to Business Combination Agreement]